UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Central Vermont Public Service Corporation
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The following is an e-mail distributed to employees of Central Vermont Public Service Corporation (“CVPS”) on May 30, 2011.

Fellow Employees:

I’m writing to convey some exciting news: Central Vermont Public Service has reached an agreement to sell the company to Fortis Inc., a federation of distribution utilities headquartered in Canada, for about $700 million including the assumption of $230 million in debt.  While a sale may sound scary for employees, this is a very good thing for the company, and will help us continue our efforts to become the best small utility in America.

Fortis is the largest investor-owned distribution utility in Canada, with five electric utilities in Canada and three in the Caribbean. Each is operated autonomously, and CVPS will remain a self-directed company, operated locally with local management.  The biggest change for CVPS will be that rather than having thousands of owners, once the sale is completed, we will have just one.  I encourage you to visit Fortis’ website, www.fortisinc.com, to learn more about the company and their other independent utilities.

This sale has tremendous benefits for Vermont.  First, the sale provides a financially strong parent company, which will put CVPS in a better position to borrow money, sign power contracts and make capital investments in generation, transmission, and distribution assets in the future.

Fortis will provide around $21 million for the benefit of CVPS customers, in a manner to be determined through the regulatory approval process.

The attached news release and Q&A include details on the sale and answers to many questions you might have.  I would have preferred to announce this sale to you on a normal workday, but because Fortis is based in Canada, which doesn’t celebrate our Monday Memorial Day holiday, they were required to file notice of the sale, which was consummated over the weekend, this morning.

We will hold a companywide phone call Tuesday at 8 a.m.  All employees who are available are encouraged to participate in the call.  I’ll be joined by Fortis President Stanley Marshall, and we’ll provide more information and answer your questions.

The call-in number is 1-888-946-7789, with passcode 1806575.

We will conduct the call from the Systems Building training room.  Rutland-area employees who are available and would like to join us there are welcome to do so.  GO employees are encouraged to gather in GO2, and Engineering employees in Engineering D. Supervisors are encouraged to facilitate participation by their employees.

Sincerely,

Larry Reilly
President and CEO

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the shareholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s shareholders. In addition, shareholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of shareholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. The proxy statement can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

News release
For immediate release: May 30, 2011
Contact:   CVPS: Steve Costello (802) 747-5427                                                                                                Pager (802) 742-3062

Fortis to acquire CVPS, Vermont’s largest utility
CVPS to maintain name, Rutland headquarters, community focus
$35.10 per share represents 44 percent premium

Fortis Inc. (“Fortis”) (TSX - FTS) and Central Vermont Public Service (“CVPS”) (NYSE - CV) announced today that they have entered into a definitive agreement for the acquisition by Fortis of all of the outstanding common shares of CVPS for an aggregate purchase price of approximately $700 million (U.S.), including the assumption of approximately $230 million (U.S.) of debt.  The all-cash transaction will provide CVPS shareholders $35.10 per share, a 44 percent premium over the CVPS common share closing price of $24.32 on Friday, May 27.

“CVPS is a well-run utility whose operations and operating philosophy are very similar to those of our Canadian regulated utilities,” said Stan Marshall, President and Chief Executive Officer, Fortis Inc.  “The commitment of CVPS to customers, as evidenced by the company’s stellar customer service record, is very much aligned with the operating philosophy of Fortis - to provide our customers with safe, reliable service in the most cost-efficient and environmentally responsible manner possible,” he explained.

“At Fortis, we believe that to serve customers well, our operating companies need to stay close to our customers,” said Marshall.  “CVPS will remain autonomous in the Fortis model, with its own board of directors and its own local management team.  CVPS will remain headquartered in Rutland with Larry Reilly as President and CEO,” he said.  “There are no job losses anticipated with this transaction.”

The Fortis Group of Companies has regulated utility companies operating in five provinces of Canada - British Columbia, Alberta, Ontario, Prince Edward Island and Newfoundland - and three Caribbean countries.  Marshall explains that there are almost 7,000 employees throughout the Fortis Group of Companies; however Fortis’ Head Office, headquartered in St. John’s, Newfoundland, has less than 20 employees.  “We are a very decentralized organization,” he said. Reilly said Fortis was selected from several bidders following a confidential sales process directed by the CVPS Board.

“Fortis and CVPS share a deep commitment to the environment, our workers and the people and places that host our businesses,” Reilly said.  “While the share offer price by Fortis was a critical consideration by the CVPS Board, the fact that CVPS would essentially be preserved as a stand-alone autonomous company within the Fortis Group was also an important consideration for the CVPS Board.

“Fortis brings financial strength to CVPS, giving us strong access to capital markets not available to smaller utilities,” Reilly said.  “And we look forward to sharing best practices with the other operating companies of Fortis, with the goal of finding new ways to reduce costs and improve service to our customers.”

“This is a great opportunity for CVPS, our customers, employees, the Rutland region and the state as a whole,” commented CVPS Chairman Bill Sayre.  “A partnership with Fortis brings additional strengths to help us achieve our vision of becoming the best small utility in America.”

“We look forward to welcoming the employees of CVPS to the Fortis Group and their continuing strong commitment to meeting our obligation to serve customers,” concluded Marshall.

The acquisition is expected to be accretive to earnings per common share of Fortis in the first full year of ownership.

Under the agreement, CVPS customers and employees will receive the following direct benefits:
•	Approximately $21 million will be provided by Fortis for the benefit of CVPS customers, in a manner to be determined through the regulatory approval process;
•	CVPS will continue to be managed from the company’s headquarters and maintain its substantial civic presence in Rutland and across Vermont; and
•	CVPS and its customers will benefit from the sharing of best practices among the Fortis Group of Companies in the areas of safety, reliability, efficiency and customer service.

The transaction is subject to the approval of CVPS shareholders, state and U.S. federal regulators and other customary conditions, and is expected to be completed in approximately six to 12 months.

Lazard advised CVPS.  Legal advisors to Fortis were White & Case LLC and Kenlan Schwiebert Facey & Goss P.C.  CVPS was represented by Loeb & Loeb LLP and Sidley Austin LLP.

Conference Call
CVPS will hold a conference call for members of the investment community on Tuesday at 10 a.m. (Eastern time).  Further details will be issued Tuesday morning.

Fortis Overview
Fortis is the largest investor-owned distribution utility in Canada, with total assets of approximately $13 billion and fiscal 2010 revenue totalling approximately $3.7 billion.  Fortis serves approximately 2,100,000 gas and electricity customers.  Its regulated holdings include electric distribution utilities in five Canadian provinces and three Caribbean countries and a natural gas utility in British Columbia, Canada.  Fortis owns and operates non-regulated generation assets across Canada and in Belize and Upstate New York.  It also owns hotels and commercial office and retail space primarily in Atlantic Canada.

Central Vermont Overview
CVPS, the largest electric utility in Vermont, serves nearly 160,000 customers in 163 cities and towns across Vermont.  CVPS has about 520 employees.  The company is a three-time winner of the Edison Electric Institute’s national Emergency Recovery Award, and CVPS Cow Power™ won the 2009 U.S. Department of Energy Utility Green Program of the Year Award.  CVPS has been listed by Forbes Magazine as one of the most trusted companies in America for 60 straight months.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

With the news about the proposed sale of the company to Fortis Inc., we know many of you probably have questions.  Following are questions – and answers – that we thought you might have.

In the past, management said it wanted CVPS to remain an independent Vermont-based company.  So why sell now?
We were approached by several companies with an interest in purchasing CVPS, and the board had a fiduciary responsibility to consider their interest in the company.  Also, this is an extremely capital-intensive business, and access to cheaper capital through a new owner could be a significant benefit to our customers as we look at future power supply and reliability improvements.

Is this in fact a merger or an acquisition?
It is an acquisition.  CVPS is being acquired by Fortis.  In real terms, it means we are trading thousands of owners for one owner, who expects to maintain the company’s independence.  This is a great little company, and as Larry Reilly said when he took over from Bob Young, as the new owners, Fortis’ job won’t be to fix CVPS, but to help the company become the best small utility in America.

What’s in it for Vermont?
This sale has tremendous benefits for Vermont.

First, the sale provides a financially strong parent company.  That puts CV in a better position to borrow money, sign power contracts and make capital investments in generation, transmission, and distribution assets needed to provide reliable service to our customers.

Second, it retains local management, the CVPS headquarters in Rutland, and CVPS’s commitment to the environment and the communities we serve.

Third, we do not anticipate any job losses as a result of the acquisition of the company by Fortis.  A more typical transaction involving consolidation of utility operations could have had devastating effects on Rutland County.

Finally, Fortis will provide around $21 million for the benefit of CVPS customers, in a manner to be determined through the regulatory approval process.

What’s in it for me?
Employees will be working for an even stronger company with the resources to continue investing in being the best small utility in America.  They will see all the benefits Vermonters in general receive, and because of the way Fortis operates, employees will have the opportunity to talk with employees at sister utilities about what’s worked and hasn’t for them, without concern for sharing competitively sensitive information.

This sounds like a great deal, but what are the potential downsides and risks?
We really don’t see any downsides.  We believe there is a great cultural fit with Fortis and we share the same goals.

Will CVPS’s name change?
No – Central Vermont Public Service’s name is invaluable, with a phenomenal reputation in Vermont.  It will remain a distinct company and subsidiary of Fortis, retaining its headquarters, district offices, logos, website, local identity and local management.

What does this mean for CVPS’s headquarters in Rutland?
The headquarters will remain in Rutland, just as it has since 1956.

How did the sale come about?
CVPS received inquiries about a possible sale last fall.  In December, given the unsolicited interest shown in the company, the CV board decided that we should look at all options, and contracted with Lazard LTD, one of the world’s premier asset management firms, to serve as our representative and adviser.  Through Lazard, potential suitors were apprised of the process, and those who showed an initial interest were provided with an overview of the company.  Numerous companies expressed significant interest and participated in a more expansive look into the company, which included a myriad of information about CVPS.  That included information on how we would want to continue to serve our customers, and our thoughts on service quality and reliability, the environment, employees and the communities we serve.  Ultimately, bids were received for the purchase of the company, and after extensive discussion by the CVPS board, it selected Fortis.  Final negotiations were conducted over the past couple of weeks.

Given that CV is being acquired by another utility, what will happen to the existing local management?
CVPS will operate with local decision-making, its local people, and local values.

What’s the expected or proposed timeline for the sale to be completed?
It is in our shareholders best interest to complete the sale as soon as possible.  We hope to receive the necessary approvals and complete the sale within six to 12 months.

Who must approve the sale?
The sale must be approved by shareholders of CVPS. Various federal and state regulatory approvals are also required, but the primary ones are the Vermont Public Service Board and the Federal Energy Regulatory Commission and regulators in other states where utility property is located, such as Connecticut, Maine, New Hampshire and New York.  We believe this will be good for CVPS’s customers, as Fortis will be able to provide more resources than CVPS could provide on its own, and we are hopeful that regulators will concur.

Were other companies involved in the sale discussions? What other companies?
Confidentiality agreements prevent us from discussing which companies showed interest in CVPS.

What effect will there be on CVPS’s community involvement?
Fortis understands the need for public utilities to be involved in and support the communities they serve.  Fortis has specifically agreed that the company’s current level of community involvement will continue.

Will any jobs be lost?
We do not anticipate any job losses as a result of the acquisition of the company by Fortis.

Will Fortis respect the existing contract with the IBEW?
Yes. The majority of the employees of Fortis are unionized and Fortis has good labor relations with its unions, including the IBEW.

What impact will this have on benefits and salaries?
Again, Fortis intends to leave CVPS as an autonomous company with local management, which will continue to work collaboratively with the union as it has for years.  We do not expect any changes.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the shareholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s shareholders. In addition, shareholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of shareholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. The proxy statement can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Fortis; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.  These and other risk factors are detailed in CVPS's SEC filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.